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                                                                     EXHIBIT 3.1

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000


                                                                OCTOBER 30, 2000



EQUITY INVESTOR FUND,
REAL ESTATE INCOME FUND 2000 SERIES B

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
SALOMON SMITH BARNEY INC.
DEAN WITTER REYNOLDS INC.
PAINEWEBBER INCORPORATED

C/O MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, N.J. 08543-9051
(609) 282-8500

Dear Sirs:


We have acted as special counsel for you, as sponsors (the "Sponsors") of Equity Investor Fund, Real Estate Income Fund 2000 Series B, Defined Asset Funds (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units") in accordance with the Trust Indenture relating to the Fund (the "Indenture").


We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsors and (ii) the Units, when duly issued and delivered by the Sponsors and the Trustee in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the heading "How The Fund Works--Legal Opinion."

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL